Exhibit 10.35
THE PNC FINANCIAL SERVICES GROUP, INC.
2026 OMNIBUS EQUITY INCENTIVE PLAN
DIRECTORS DEFERRED STOCK
UNIT PROGRAM
(Effective June 1, 2026)
The PNC Financial Services Group, Inc. Directors Deferred Stock Unit Program (the “Program”) is a sub-plan adopted by the Nominating and Governance Committee of the Board (the “Committee”) in accordance with Section 22.7 of the PNC Financial Services Group, Inc. 2026 Omnibus Equity Incentive Plan, as may be amended from time to time (the “Plan”).
In addition to the terms and conditions set forth herein, benefits provided under this Program are subject to, and governed by, the terms and conditions set forth in the Plan, which terms are hereby incorporated by reference. Unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of this Program and the Plan, the Committee shall have full authority and discretion to resolve such conflict and any such determination shall be final and binding on the Director and all interested parties.
1.Definitions
In this Program, the following definitions apply, except as otherwise provided in an Agreement:
1.1Account means the bookkeeping account established for each Director who is entitled to a benefit under this Program.
1.2Beneficiary Designation Form means any form, document or online process provided by, or designated by, the Corporation or Department that a Director completes and submits in order to make or amend the Director’s beneficiary designation pursuant to this Program.
1.3Deferred Stock Unit means a phantom unit representing the right to receive in the future (a) a Share (“Share-settled Deferred Stock Unit”) or (b) cash equal to the Fair Market Value of one Share on the payment determination date (“Cash-settled Deferred Stock Unit”), as determined by the Committee at the time of grant, in accordance with the terms of the Plan and Program. Each Deferred Stock Unit is the economic equivalent of one Share.
1.4Department means the Corporation’s Corporate Secretary’s Department.
1.5Effective Date means June 1, 2026.
1.6Retirement means the date of the Director’s “separation from service,” as such term is defined under Internal Revenue Code Section 409A and its corresponding treasury regulations and related guidance.
1.7Unforeseeable Emergency means a severe financial hardship to a Director resulting from (a) an illness or accident of the Director, the Director’s spouse, the Director’s designated beneficiary, or the Director’s dependent (as defined in Internal Revenue Code Section 152, without regard to Internal Revenue Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), (b) loss of the Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, in each instance as determined by the Committee, in its sole discretion, in accordance with the requirements under Internal Revenue Code Section 409A and Section 1.409A-3(i)(3) of the treasury regulations.
2.Purpose; Eligibility
This Program is intended to provide a tax-deferred method of compensation to assist the Corporation in attracting, retaining, and motivating Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Corporation.

Deferred Stock Units may be granted to each Director (including a Committee member) who is serving on the Effective Date of this Program, or is elected or appointed and duly qualified thereafter, provided that such individual is serving as a Director on the Grant Date.
3.Administration; Committee Determinations
This Program will be administered by the Committee, except as otherwise required by applicable rule or regulation, or by the Committee Chair in the exercise of such authority as the Committee may delegate to him or her from time to time.
In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of this Program:
(a)to determine, in its discretion, the Grant Date, the number or dollar value of Deferred Stock Units to be granted to each Director, the terms upon which Deferred Stock Units may be acquired or forfeited, and the terms and conditions of each grant of Deferred Stock Units, which terms and conditions need not be identical for each Director;
(b)to construe and interpret this Program;
(c)to make all other determinations and take all other actions necessary or advisable for the administration of this Program; and
(d)to delegate to officers or managers of the Corporation or any Subsidiary, including, without limitation, members of the Department, the authority to perform administrative functions under this Program.
Any determinations made or actions taken by the Committee pursuant to this Section 3 or pursuant to any other provision of this Program will be made or taken by the Committee in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including, without limitation, Directors and their designated beneficiaries.
4.Establishment and Termination of Accounts
The Corporation will establish and maintain an Account in the name of each Director as of the date on which such Director is first granted an award of Deferred Stock Units. Deferred Stock Unit awards will be credited to the Director’s Account on the Grant Date.
5.Grant of Deferred Stock Units; Dividend Adjustments
5.1Annual Grants of Deferred Stock Units. The Committee may elect to authorize an annual grant of Deferred Stock Units to each eligible Director, as of a Grant Date specified by the Committee. In such case, the number of Deferred Stock Units credited to a Director’s Account either will be (a) the number of Deferred Stock Units specified in the grant or (b) calculated by dividing the dollar amount specified by the Committee for the annual grant by the Fair Market Value of a Share on the Grant Date, rounded down to the nearest whole Deferred Stock Unit. The Corporation will credit grants authorized by the Committee pursuant to this Section 5.1, if any, to each eligible Director’s Account as of each annual Grant Date until the Committee acts to supersede its standing grant authorization.
5.2Special Grants of Deferred Stock Units. In addition to annual grants of Deferred Stock Units authorized pursuant to Section 5.1, if any, the Committee may authorize grants on a special or one-time basis to Directors as of such Grant Dates and for such purposes as the Committee may deem necessary or appropriate. The number of Deferred Stock Units credited to a Director’s Account pursuant to such grants either will be the number of Deferred Stock Units specified in the grant or will be calculated in the same manner as specified in Section 5.1(b) for annual grants, as applicable.
5.3Crediting of Accounts. All Deferred Stock Units granted pursuant to the Plan, together with any adjustments thereon, will be credited directly to the Director’s Account, subject to the terms and conditions of this Program.

5.4Dividend Adjustments. Deferred Stock Units credited to a Director’s Account will be adjusted for dividends as set forth in this Section 5.4 until such time, if any, as the value of the Director’s Account is fixed pursuant to this Program.
In the event that the Board declares a cash dividend on Common Stock, the Corporation will credit to each such Director’s Account, on or as soon as practicable after each such dividend payment date, a number of Deferred Stock Units equal in value to the number of Shares that would have been purchased, rounded down to the nearest whole Share, determined using the average of the closing prices of Common Stock in New York Stock Exchange composite transactions for the two trading days immediately preceding the dividend payment date or such other methodology as is then in effect for dividend reinvestment under the Corporation’s Dividend Reinvestment and Stock Purchase Plan (or any successor plan), on the basis of the cash dividends that would be paid on a number of Shares equal to the aggregate number of Deferred Stock Units then in such Account.
6.Payment
6.1Time and Manner of Payment - Retirement or Death.
(a)All outstanding Share-settled Deferred Stock Units credited to a Director’s Account at the time of such Director’s Retirement shall be paid out in Shares and all outstanding Cash-settled Deferred Stock Units credited to a Director’s Account at the time of such Director’s Retirement shall be paid in cash, each in a single lump sum, to the former Director as soon as administratively practicable, but no later than 30 days, after the date of his or her Retirement. If a Director dies prior to Retirement, then all outstanding Deferred Stock Units credited to such Director’s Account at the time of such Director’s death will be paid out, in a single lump sum, to such Director’s designated beneficiary(ies) as soon as administratively practicable after the date of his or her death, but in no event later than the end of the calendar year following the year of death. Notwithstanding the foregoing, in the event that a designated beneficiary survives the Director but dies before receiving payment of all amounts in the Account due to that beneficiary, the beneficiary’s estate will receive such unpaid amounts, in a single lump sum, as soon as practicable after the beneficiary’s death. The estate of a beneficiary who has predeceased the Director will have no claim to payments under this Program.
(b)In the case of death, if cash settlement upon death has been elected by the Director by a prior election form delivered to the Corporation, any Share-settled Deferred Stock Units credited to a Director’s Account at the time of such Director’s death shall be paid out in a single lump sum in cash.
(c)In the case of either Retirement or death and the Committee has awarded Share-settled Deferred Stock Units to a Director, any fractional Deferred Stock Units remaining in the Account shall be distributed in cash.
(d)Any cash payment made pursuant to this Section 6.1 shall be determined as provided in Sections 10.2, 10.3, and 10.4 hereof.
6.2Time and Manner of Payment - Change of Control. Notwithstanding anything in this Program to the contrary, upon the occurrence of a Change of Control, all outstanding Deferred Stock Units (including any fractions thereof) credited to Accounts under this Program shall be paid in cash, in a single lump sum, to the current or former Director or such Director’s designated beneficiary, as the case may be, as soon as administratively practicable, but no later than 30 days after the occurrence of the Change of Control. Any cash payment made pursuant to this Section 6.2 shall be determined as provided in Sections 10.2, 10.3, and 10.4 hereof, as applicable.
7.Beneficiary Designations
Each Director may designate, on a Beneficiary Designation Form provided by the Corporation, one or more beneficiaries to receive any unpaid amounts in such Director’s Account, in the event of such Director’s death. If the Director has not made a valid beneficiary designation, the Director’s Account at such Director’s death will be paid to the Director’s surviving spouse, or if none, the Director’s estate. A Director may amend such Director’s beneficiary designations at any time by submitting a new, properly completed Beneficiary Designation Form in accordance with the procedures established by the Department for such purpose. A Director’s beneficiary designation, including an amendment to an existing beneficiary designation, shall be effective immediately upon receipt of such a properly completed Beneficiary Designation Form.

8.Capital Adjustments
The Committee shall make adjustments, if any, to the number, class or kind of Deferred Stock Units then outstanding, or shall make such other adjustments, if any, to the amounts in the Accounts, in accordance with Section 15 of the Plan. The Committee shall determine the manner in which any fractional Deferred Stock Units will be treated.
All determinations hereunder shall be made by the Committee, in its sole discretion, and shall be final, binding and conclusive for all purposes on all parties, including without limitation the Director or the Director’s designated beneficiaries.
9.Account Statements
A statement will be sent or otherwise made available to each current or former Director with a balance in such Director’s Account. Such statement will list the aggregate number of Deferred Stock Units in the Account, including any adjustments made for dividends pursuant to Section 5.4 or other adjustments pursuant to Section 8, if applicable. The Corporation’s officers may also provide such additional statements, if any, as they may deem appropriate from time to time.
10.Form of Account Payments
10.1Unless otherwise provided in this Program under Sections 6.1(b), 6.1(c), 6.2, or 11, payment of Share-settled Deferred Stock Units hereunder will be made solely in the form of Shares that are authorized for issuance under the Plan.
10.2In the event of the grant of Cash-settled Deferred Stock Units hereunder, the cash payment shall be determined as follows:
(a)upon Retirement, by multiplying the number of Cash-settled Deferred Stock Units in the Account by the higher of the following: (i) the Fair Market Value per Share on the date of Retirement and (ii) the average Fair Market Value of a Share for all trading days during the 12-month period immediately preceding the date of Retirement;
(b)upon death, by multiplying the number of Cash-settled Deferred Stock Units in the Account by the higher of the following: (i) the Fair Market Value per Share on the date of death and (ii) the average Fair Market Value of a Share for all trading days during the 12-month period immediately preceding the date of death;
(c)upon a Change of Control, by multiplying the number of Cash-settled Deferred Stock Units in the Account by the higher of the following: (i) the Fair Market Value per Share on the business day immediately preceding the Change of Control and (ii) the average Fair Market Value of a Share for all trading days during the 12-month period immediately preceding the business day before the Change of Control; and
(d)in the event of an Unforeseeable Emergency, by multiplying the number of Cash-settled Deferred Stock Units approved for withdrawal by the Committee by the higher of (i) the Fair Market Value per Share on the date the Committee approves the withdrawal and (ii) the average Fair Market Value of a Share for all trading days during the 12-month period immediately preceding the date that the Committee approves the withdrawal.
10.3In the event any Share-settled Deferred Stock Units will be settled for cash under the circumstances described in Sections 6.1(b), 6.2, or 11 hereof, the cash payment will be determined (a) upon death by multiplying the number of Share-settled Deferred Stock Units in the Account by the Fair Market Value per Share on the date of death, (b) upon a Change of Control by multiplying the number of Share-settled Deferred Stock Units in the Account by the Fair Market Value per Share on the business day immediately preceding the Change of Control, and (c) in the event of an Unforeseeable Emergency by multiplying the number of Share-settled Deferred Stock Units approved for withdrawal by the Committee by the Fair Market Value per Share on the date the Committee approves the withdrawal.

10.4The cash payment of any fractional Deferred Stock Units will be determined by multiplying the number of fractional Deferred Stock Units in the Account by the higher of (i) the Fair Market Value per Share on the applicable date and (ii) the average Fair Market Value of a Share for all trading days during the 12-month period immediately preceding such date.
11.Unforeseeable Emergency Withdrawal.
In the event of an Unforeseeable Emergency, a Director may file a notice with the Department to be presented to the Committee, advising it of the circumstances of the Unforeseeable Emergency and requesting a withdrawal of such Director’s Account or a portion of the Account.
Upon approval of the Committee, payment amounts to a Director on account of an Unforeseeable Emergency will be made, in a single lump sum payment, as soon as administratively practicable, but, in any event, no later than 30 days after such approval. In the event of an Unforeseeable Emergency, (a) the Director may elect to receive a distribution of Share-settled Deferred Stock Units in the Account in the form of cash, in a single lump sum and (b) any fractional Deferred Stock Units remaining in the Account, in the case of Share-settled Deferred Stock Units, shall be distributed in cash; provided that any cash payment, with respect to Share-settled Deferred Stock Units or Cash-settled Deferred Stock Units, made pursuant to this Section 11 shall be determined as provided in Sections 10.2, 10.3, and 10.4 hereof.
A withdrawal by a Director on account of an Unforeseeable Emergency will have no effect on any amounts remaining in such Director’s Account, and will not have any effect on any current or future deferral after the withdrawal. Withdrawals of amounts because of such Unforeseeable Emergency will only be permitted to the extent reasonably necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Director’s assets, to the extent the liquidation of such assets would not itself cause a financial hardship.
12.Effective Date of this Program
This Program is effective as of June 1, 2026.
This Program will continue in effect until terminated by the Board or the Committee pursuant to Section 14.8. Notwithstanding anything in this Program to the contrary, no Deferred Stock Units may be granted under Section 5.1 or Section 5.2 after termination of this Program or after the occurrence of a Change of Control. The termination of this Program will not affect the validity of any Deferred Stock Unit, including any features thereof, credited to an Account on the date of termination.
13.Indemnification of Committee
In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Program or any Deferred Stock Unit granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Corporation.
14.Miscellaneous Provisions
14.1No Right or Obligation of Continued Service. Nothing contained herein will entitle a Director to continue to serve as a member of the Board or require a Director to continue to provide services as a member of the Board. The termination of a Director’s service as a member of the Board will have no effect on such Director’s rights hereunder, except as otherwise provided herein.

14.2No Shareholder Rights. The sole interest of a Director hereunder will be the right to receive the payments provided for herein as and when the same becomes due and payable. A Director will have no rights as a shareholder of the Corporation with respect to Deferred Stock Units credited to such Director’s Account prior to any distribution of Shares hereunder.
14.3Nonalienability. Except for the withholding of any tax under applicable law, no Deferred Stock Units or other amounts credited to an Account or any amount payable at any time hereunder will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind (including as the result of any domestic relations order). Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any such Deferred Stock Units or amount, whether currently or hereafter payable, will be void. Except as otherwise specifically provided by law, no Deferred Stock Units or amount payable hereunder will, in any manner, be liable for or subject to the debts or liabilities of a Director or such Director’s designated beneficiary.
14.4Withholding. Payments made by the Corporation hereunder will be subject to any applicable tax-withholding requirements and to such other deductions as are required at the time of such payment under any income tax or other law, whether of the United States or any other jurisdiction.
14.5Headings. Headings used herein are included solely for convenience of reference and shall not alter the meaning or interpretation of any of the provisions of this Program.
14.6Successors. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume the Corporation’s obligations hereunder in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. This Program will inure to the benefit of and be enforceable by each Director and each Director’s personal or legal representatives, designated beneficiaries, executors, administrators, successors, heirs, distributees, devisees and legatees.
14.7Status as Unsecured Creditor; Funding of Payments. All Account balances will constitute unsecured contractual obligations of the Corporation. In the sole discretion of the Corporation, the Corporation or any of its affiliates may establish or maintain a nonqualified grantor trust and make contributions thereto for the purpose of providing a source of assets to make payments hereunder as they become due and payable; provided, however, that no such trust will result in a Director or any designated beneficiary being required to include in gross income for federal income tax purposes any amounts payable hereunder prior to the date of actual payment. Notwithstanding the establishment or maintenance of any such trust, Directors’ and their designated beneficiaries’ rights hereunder will be solely those of a general unsecured creditor of the Corporation.
14.8Termination and Amendment of this Program. This Program may be terminated or amended at any time by the Board upon the recommendation of the Committee, or by the Committee, without the consent of any current or former Director for whom an Account has been established, provided that any termination or amendment will be of general application to all Directors participating in this Program (and their designated beneficiaries) and will not, without the specific written consent of any such Director (or designated beneficiary) adversely affect, in a material manner: (a) any Deferred Stock Units or amounts theretofore credited to an Account; or (b) the right of a Director (or designated beneficiary) to receive all amounts due and payable with respect to an Account. Any amendment to this Program pursuant to this Section 14.8 will be effective as of the date such amendment is so approved or as of such later date as may be specified by the Board or the Committee when amending this Program.
14.9Severability. Whenever possible, each provision of this Program will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Program is held to be prohibited by or invalid under applicable law, then (a) such provision will be deemed to be amended to, and to have contained from the outset such language as is necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) other provisions of this Program will remain in full force and effect.
14.10Limitations on Claims. Any claim or action by any Director or beneficiary to recover benefits allegedly due under this Program or by reason of any law or that relates to this Program and/or Plan and seeks a remedy, ruling or judgment of any kind against this Program and/or the Plan may not be commenced in any court or forum (a “Judicial Claim”) until after the Director or beneficiary has made a claim in writing to the Department that raises all arguments and produces all evidence that the Director or beneficiary believes supports the claim or action (an “Administrative Claim”). The Director shall be deemed to have waived every argument and the right to produce any evidence not submitted in the Administrative Claim. Any Judicial Claim must be commenced in a court of competent jurisdiction or appropriate forum, no later than 24 months after the earliest of the date that payment was first made, or allegedly due, under this Program or the first date the Director beneficiary knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the Administrative Claim is commenced within the 24-month period, the period for commencing a Judicial Claim shall expire on the later of the date upon which the 24-month period ends and the date that is three months after a final notice of denial is sent by the Department. Any claim or action filed in a court or other forum after the end of the 24-month period (or, if applicable, after the end of the three-month period following conclusion of the Administrative Claim) will be time-barred.
14.11Governing Law. This Program will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its conflicts-of-laws provisions.
14.12Compliance with Law. This Program is intended to comply with applicable law. Without limiting the foregoing, this Program is intended to comply with the applicable requirements of Internal Revenue Code Section 409A, and will be administered in accordance with Internal Revenue Code Section 409A and its corresponding treasury regulations and related guidance to the extent that Internal Revenue Code Section 409A applies to this Program. Notwithstanding anything in this Program to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Internal Revenue Code Section 409A and its corresponding treasury regulations and related guidance. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Internal Revenue Code Section 409A, then such payment or benefit will be provided in full at the earliest time thereafter when such penalties will not be imposed. For purposes of Internal Revenue Code Section 409A, a series of installment payments shall be treated as a single payment. To the extent that any provision of this Program would cause a conflict with the applicable requirements of Internal Revenue Code Section 409A, or would cause the administration of this Program to fail to satisfy the applicable requirements of Internal Revenue Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.